AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WIZARD ENTERTAINMENT, INC.,

a Delaware corporation

The undersigned, John D. Maatta, hereby certifies that:

1.	He is the duly elected and acting Chief Executive Officer and President of Wizard Entertainment, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on May 2, 2001, as thereafter amended.

3.	The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

Article I

The name by which the corporation is to be known is Wizard Entertainment, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware and the County of Kent is [1675 South State Street, Suite B, Dover, DE 19901]. The name of its registered agent at such address is [Capitol Services, Inc.]. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

Article IV

(A) Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [__] shares, consisting of (a) [__] shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) [__] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Upon filing and effectiveness (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, each [__] shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split and the number of Common Stock to be issued shall be rounded up to the nearest whole share. After the Effective Time, each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) Old Certificate that has not been surrendered shall represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, including fractional share interests as described above. Notwithstanding anything to the contrary in the Corporation’s bylaws, at all times that the Corporation’s shares are listed on a national stock exchange, the shares of capital stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s capital stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s capital stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration.

(B) Rights, Preferences and Restrictions of Preferred Stock. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of [__] ([______]) shares. Each share of Series A Preferred Stock shall have a stated value equal to $1,000, subject to increase set forth in Section [___] below (the “Stated Value”). The remaining shares of Preferred Stock shall be undesignated.

The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) Dividends. The Corporation shall pay a cumulative dividend on each share of Series A Preferred Stock issued and outstanding at the rate of twelve percent (12%) per annum on the Stated Value then in effect (as defined in Section 2(a) below) (a “Dividend”), payable quarterly on January 1, April 1, July 1 and October 1 (each, a “Dividend Payment Date”), beginning on the first such date after the first issuance of a share or fraction of a share of the Series A Preferred Stock (the “Original Issue Date”). The Dividend shall be paid in cash, shares of Common Stock or a combination thereof, at the election of the Corporation in its sole discretion. In the event the Corporation elects to pay the Dividend in shares of common stock (the “Dividend Shares”), the Corporation shall deliver to the holders such number of shares of Common Stock equal to the Dividend divided by the lesser of (i) the product of (y) the Conversion Price then in effect multiplied by (x) the Stated Value and (ii) 70% of the lesser of (x) the average of the VWAPs for the 20 consecutive trading days ending on the trading day that is immediately prior to the applicable Dividend Payment Date or (y) the average of the VWAPs for the 20 consecutive trading days ending on the trading day that is immediately prior to the date the applicable Dividend Shares are issued and delivered if such delivery is after the Dividend Payment Date. In addition to the foregoing, the holders of Preferred Stock shall participate in all dividends and other distributions (other than stock dividends in the nature of a stock split or the like, to the extent adjusted for elsewhere herein, and repurchases of securities by the Corporation not made on a pro rata basis) that are declared and paid on Common Stock on the same basis as if each share of Preferred Stock had been converted into the largest number of shares of Common Stock into which each share of Preferred Stock, as the case may be, may be converted pursuant to Section 3 of Article IV(B) on the record date established for the declaration of such dividends.

(b) Dividends Paid In Shares. Dividends may be paid in Dividend Shares only if, at the time of payment, the Corporation has not announced a transaction, the consummation of which would be considered a Deemed Liquidation Event, and the trading volume of the Corporation exceeds $100,000 for 20 consecutive trading days.

(c) Dividend Calculations. Dividends on the Preferred Stock shall accrue commencing on the Original Issue Date, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that the Corporation actually delivers the Conversion Shares (as defined below) within the time period required by Section 3 herein.

(d) Late Fee. All overdue accrued and unpaid Dividends to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such Dividends are due hereunder through and including the date of actual payment in full.

2. Liquidation.

(a) Payments to the Holders of Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, for each share held an amount equal to the Stated Value, plus unpaid dividends, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a).

(b) Remaining Assets. After the full preferential amounts due the holders of the Preferred Stock pursuant to Section 2(a) have been paid or set aside, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed to the holders of Common Stock ratably in proportion to the number of shares of Common Stock then held by each holder. Notwithstanding the above, for the purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder shall be deemed to have converted such holder’s shares of Preferred Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares into Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to the foregoing, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a Liquidation Event shall be deemed to occur upon the occurrence of any of (a) an acquisition after the Original Issue Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above (each, a “Deemed Liquidation Event”). The treatment of any particular transaction or series of related transactions as a Deemed Liquidation Event for purposes of this Section 2(c) may be waived by the vote, written consent or agreement of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

(ii) Valuation of Consideration. In the event of a Deemed Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a national securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on the over-the-counter market over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or eliminated upon the vote, written consent or agreement of the holders of Preferred Stock, that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a single class.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 3(b), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share of Series A Preferred Stock shall be equal to the [$0.15][1] and shall be subject to adjustment as provided in Section 3(c) below. The holder shall effect conversions by delivering to the Corporation a Notice of Conversion (each, a “Notice of Conversion”) specifying therein the number of shares of Series A Preferred Stock to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. The Corporation shall deliver the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) pursuant to the Notice of Conversion not later than the earlier of (i) three (3) trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”). As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Corporation’s primary trading market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, if any, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same.

(c) Adjustments to Conversion Price for Dilutive Issuances.

(i) Special Definitions. For purposes of this Section 3(c), the following definitions shall apply:

(A) “Original Issue Date” shall mean the date on which shares of Series A Preferred Stock are first issued by the Corporation.

(B) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(c)(ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than (each of the following, an “Excluded Issuance”):

(1) shares of Common Stock issued upon conversion of the Preferred Stock;

(2) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other similar plan or agreement approved by the Board of Directors;

1 NTD: To be adjusted to reflect reverse split.

(3) shares of Common Stock issued or issuable to landlords, equipment lessors, lenders or other financial institutions in a commercial transaction or arrangement approved by the Board of Directors;

(4) shares of Common Stock issuable upon exercise or conversion of any debenture, warrant, option or other convertible security outstanding prior to the Original Issue Date;

(5) shares issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of the Board of Directors, provided that such transactions is not primarily for the purpose of raising capital or to an entity whose primary business is investing in securities;

(6) shares for which an adjustment is made pursuant to Section 3(c)(v);

(7) Dividend Shares; or

(8) issuances deemed Excluded Issuances by the approval, written consent or agreement of holders of a majority of the Series A Preferred Stock.

(C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(D) “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(ii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options[2] or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

(A) The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) Except as provided in paragraphs (C) and (D) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(C) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Options or Convertible Securities), the Conversion Price, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Conversion Price shall not exceed the Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock.

(D) Upon the expiration of any such Options or Convertible Securities, the Conversion Price to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities.

2 Exclude employee and director options?

(iii) Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(c)(ii)) after the Original Issue Date without consideration or for a consideration per share less than the Conversion Price per share of Series A Preferred Stock in effect immediately prior to such issuance (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to a price (rounded to the nearest cent) equal to the Base Conversion Price

(iv) Determination of Consideration. For purposes of this Section 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration allocated to such Additional Shares of Common Stock, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(c)(ii) relating to Options and Convertible Securities shall be equal to:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(C) Issuances for No Consideration. If the Corporation receives no consideration for Additional Shares of Common Stock, then the Corporation shall be deemed to have received an aggregate of $0.01 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(v) Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the Original Issue Date, the Conversion Price in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Common Stock Dividends and Distributions. If, after the Original Issue Date, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price that is then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(c)(v)(B) to reflect the actual payment of such dividend or distribution.

(C) Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of the Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities, evidences of indebtedness, assets, options or rights, as applicable, that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

(D) Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a Deemed Liquidation Event provided for in Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.

(vi) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives approval, written consent or agreement from the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(vii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the holder any original Series A Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Conversion Notice.

(viii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of the Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action the Corporation may have against the holder. If the Corporation fails for any reason to deliver to the holder such Conversion Shares pursuant to Section 3(c) by the Share Delivery Date, the Corporation shall pay to the holder, in cash, as liquidated damages and not as a penalty, for each share of Series A Preferred Stock being converted, $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such Share Delivery Date until such Conversion Shares are delivered or holder rescinds such conversion.

(d) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price then in effect for the Series A Preferred Stock, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(e) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Preferred Stock, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, however, that such notice period may be shortened upon the vote, written consent or agreement of holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of Preferred Stock voting together as a single class.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(g) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. Notice may also be given by any other reliable or generally accepted means, including by facsimile or other electronic transmission or by a nationally recognized overnight courier service, provided, that if notice is to be given by facsimile or other electronic transmission, this Corporation must comply with the requirements of Section 232 of the Delaware General Corporation Law.

4. Voting Rights. The holder of each share of Series A Preferred Stock shall have the number of votes per share equal to the product of (i) the Stated Value multiplied by (ii) the quotient of (x) the Conversion Price then in effect divided by (y) the average closing price per share of the Common Stock on our principal market for the five consecutive trading days immediately prior to such vote, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Protective Provisions.

(a) At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of Series A Preferred Stock is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent of the holders of at least a majority of the votes represented by the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, the Corporation will not:

(i) amend, alter or repeal any provision of, or add any provision to, this Certificate of Incorporation (by means of amendment or by merger, consolidation or otherwise), or the Corporation’s Bylaws, to change the rights of the Series A Preferred Stock;

(ii) create or authorize the creation of any additional class or series of shares of stock which ranks senior to the Series A Preferred Stock as to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of any additional class or series of shares of stock which ranks senior to such Series A Preferred Stock as to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of any series of Series Preferred Stock or into shares of any other class or series of stock which ranks senior to such Series A Preferred Stock as to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise;

(iii) create, or authorize the creation of, or issue, or authorize the issuance of, any debt security of the Corporation which by its terms is convertible into or exchangeable for any equity security of the Corporation, if such equity security ranks senior to the Series A Preferred Stock as to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

(iv) issue shares of Common Stock which issuance would result in the Company having and insufficient number of shares of Common Stock necessary to deliver upon the conversion of the Series A Preferred Stock in full;

(v) purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock other than the Series A Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and other than shares of Common Stock repurchased from employees, advisors, officers, directors or consultants or service providers of the Company at the original purchase price thereof; or

(vi) permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Sections 5(a)(i) through 5(a)(v), purchase or otherwise acquire such shares at such time and in such manner.

6. Redemption.

(a) Optional Redemption at Election of Corporation. Subject to the provisions of this Section 6(a), at any time after the Original Issue Date and subject to the approval of the disinterested directors of the Corporation, the Corporation may deliver a notice to the holders of Series A Preferred Stock (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding Series A Preferred Stock for cash in an amount equal to the Optional Redemption Amount (as hereinafter defined) on the 20th business day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 20 business day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Corporation’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the holders of the then outstanding Series A Preferred Stock. “Optional Redemption Amount” means the sum of (i) the product of (x) 130% of the Stated Value and (y) the number of shares of Series A Preferred Stock to be redeemed and (ii) any unpaid Dividends.

(b) Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be payable on the Optional Redemption Date. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Corporation by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Optional Redemption Amount remains unpaid after such date, the holder may elect, by written notice to the Corporation given at any time thereafter, to invalidate such Optional Redemption, ab initio, and, with respect to the Corporation’s failure to honor the Optional Redemption, the Corporation shall have no further right to exercise such Optional Redemption. Notwithstanding anything to the contrary in this Section 6, the Corporation’s determination to redeem in cash or its elections under Section 6(b) shall be applied ratably among the holders of Series A Preferred Stock. The holders may elect to convert their shares pursuant to Section 3 prior to actual payment in cash for any redemption under this Section 6 by the delivery of a Notice of Conversion to the Corporation.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Amended and Restated Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(a) Undesignated Preferred Stock. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Section (b) of Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	The designation of the series, which may be by distinguishing number, letter or title.

(ii)	The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
(iv)	Dates at which dividends, if any, shall be payable.

(v)	The redemption rights and price or prices, if any, for shares of the series.

(vi)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii)	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(ix)	Restrictions on the issuance of shares of the same series or of any other class or series.

8. The voting rights, if any, of the holders of shares of the series.

(C) Common Stock. The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The Common Stock is not redeemable.

Article V

The term of existence of the Corporation is to be perpetual.

Article VI

The number of the directors of the Corporation shall be determined in the manner provided in the Bylaws of the Corporation.

Article VII

Each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Article VIII

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of 66 2/3 percent of the issued and outstanding capital stock of the Corporation authorized by law or by this Certificate of Incorporation to vote on such action, and such writing or writings are filed with the permanent records of the Corporation.

Article IX

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders for the transaction of such business as may properly come before the meeting may only be called by order of the Chairman of the Board of Directors, the Board of Directors (pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies) or the Chief Executive Officer of the Corporation, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Corporation.

Article X

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended. Stockholders of the Corporation are authorized to make, alter and repeal the Bylaws of the Corporation only pursuant to Article XIV of the Bylaws of the Corporation.

Article XI

A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Article XII

(a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during which this Section (a) of Article XII is in effect (whether or not such Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in Section (b) of this Article XII, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section (a) of Article XII and such rights as may be conferred in the Bylaws of the Corporation shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, in accordance with the Bylaws of the Corporation. The rights conferred upon Covered Persons in this Section (a) of Article XII shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. In accordance with the Bylaws of the Corporation, if a claim for indemnification under Section (a) of this Article XII is not paid in full within sixty (60) days after a written claim has been received by the Corporation, the Covered Person making such claim may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

(c) Non-Exclusivity of Rights. In accordance with the Bylaws of the Corporation, the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred any Covered Person by Section (a) of this Article XII (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a Covered Person’s service occurring prior to the date of such termination.

Article XIII

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

Article XIV

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Certificate of Incorporation, the Corporation may adopt, amend or repeal this Certificate of Incorporation; provided that Articles VI, VII, VIII, IX, X, XII and this Article XIV may only be amended or repealed by the affirmative vote of the holders of record of no less than 66 2/3% of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections [228, 242 and 245] of the Delaware General Corporation.

IN WITNESS WHEREOF, Wizard Entertainment, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and President this [__] day of [__], 2018.

John D. Maatta
Chief Executive Officer and President